Exhibit 99.1

NEWS RELEASE For immediate release Laura Clark 904 598 7831 LauraClark@RegencyCenters.com

Regency Centers Announces the Closing of $300 Million of Senior Unsecured Notes

JACKSONVILLE, Fla. (June 30, 2017) – Regency Centers Corporation (“Regency” or the “Company”) (NYSE:REG) announced today that its operating partnership, Regency Centers, L.P., completed the sale of two tranches of senior unsecured notes: an additional $175 million aggregate principal amount of 3.6% notes due 2027 (the “2027 Notes”) and an additional $125 million aggregate principal amount of 4.4% notes due 2047 (the “2047 Notes”). The 2027 Notes are due February 1, 2027 and were priced at 100.379% plus accrued interest. The 2047 Notes are due February 1, 2047 and were priced at 100.784% plus accrued interest. Both the 2027 Notes and the 2047 Notes will have the same terms and be of the same series as the two tranches of senior unsecured notes Regency Centers, L.P. issued on January 26, 2017. Regency Centers, L.P. now has a total of $525 million 2027 Notes outstanding and $425 million 2047 Notes outstanding.

Regency Centers, L.P. plans to use the net proceeds (i) to redeem preferred units to permit the Company to redeem all of the 3,000,000 outstanding shares of its 6.000% Series 7 preferred shares, (ii) to retire approximately $112 million principal amount of loans secured by mortgages with interest rates ranging from 7.0% to 7.8% on various properties, (iii) to reduce the outstanding balance on the Company’s line of credit, and (iv) for general corporate purposes.

As a result of retiring the secured mortgages, the Company will incur one-time costs of approximately $12.4 million in the second quarter of 2017. The Company will also incur non-cash charges of approximately $2.5 million in the third quarter of 2017, related to the preferred shares redemption. There will be no impact to Core Funds from Operations (“Core FFO”) as a result of these one-time items; however, the combined one-time charges will reduce net income attributable to common stockholders (“Net Income”) per share and NAREIT Funds From Operations (“NAREIT FFO”) per share by approximately $0.09 for the full year 2017. The estimated impacts to the per share amounts do not include the interest savings for the remainder of 2017 as a result of the retirement of the secured mortgages or redemption of the preferred shares.

Wells Fargo Securities, LLC; J.P. Morgan Securities LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; SunTrust Robinson Humphrey, Inc.; and U.S. Bancorp Investments, Inc. acted as joint book-running managers. PNC Capital Markets LLC; Regions Securities LLC; and Mizuho Securities USA LLC acted as senior co-managers. BB&T Capital Markets, a division of BB&T Securities, LLC; RBC Capital Markets, LLC; SMBC Nikko Securities America, Inc.; TD Securities (USA) LLC; and Comerica Securities, Inc. acted as co-managers.

This offering was made under Regency Centers, L.P.’s and the Company’s effective shelf registration statement filed with the Securities and Exchange Commission and only by means of a prospectus supplement and accompanying prospectus meeting the requirements of Section 10 of the Securities Act of 1933. Copies of these documents may be obtained by contacting the underwriters at (i) Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, toll-free: (800) 645-3751 or email: wfscustomerservice@wellsfargo.com; (ii) J.P. Morgan Securities LLC, 383 Madison Ave., New York, NY 10179, Attention: Investment Grade Syndicate Desk, telephone: (212) 834-4533; (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, telephone: (800)-294-1322, email: dg.prospectus_requests@baml.com; (iv) SunTrust Robinson Humphrey, Inc., 303 Peachtree Street, Atlanta, GA 30308, email: STRHdocs@SunTrust.com, telephone: (800) 685-4786 or (v) U.S. Bancorp Investments, Inc., 214 North Tryon Street, 26th Floor, Charlotte, NC 28202, Attention: High Grade Syndicate or by calling toll-free: (877) 558-2607. Alternatively, you may request copies of these documents without charge from the SEC by visiting www.sec.gov. mailto; mailto;

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Regency Centers Corporation

Regency is the preeminent national owner, operator and developer of neighborhood and community shopping centers. The Company’s portfolio of 429 retail properties encompasses more than 59 million square feet, is primarily anchored by productive grocers and is located in affluent and infill trade areas in the country’s most attractive metro areas. Regency has developed 227 shopping centers since 2000, representing an investment at completion of more than $3.5 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed, and a member of the S&P 500 index.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.